Exhibit 5.1

Yvan-Claude Pierre

+1 212 479 6721

ypierre@cooley.com

April 27, 2016

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Ladies and Gentlemen:

You have requested our opinion, as counsel to Oncobiologics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-209011) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.01, including up to 750,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares. All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, as amended, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.4 to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.5 to the Registration Statement, each of which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the final terms of the sale of the Shares to the underwriters by the Company will be authorized by the Board of Directors of the Company or the p ricing c ommittee thereof in accordance with Sections  152 and 153 of the Delaware General Corporation Law. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP   1114 Avenue of the Americas   New York, NY   10036
t: (212) 479-6000  f: (212) 479-6275  cooley.com